Exhibit 10.52
Adjustments to Nonemployee Director
Cash Compensation
On June 13, 2006, the Human Resources and Compensation Committee of the Board of Directors (the “Board”) of Applied Materials, Inc. approved changes to the cash compensation to be paid to nonemployee members of the Board. The changes are effective beginning with the third quarter of fiscal year 2006. The retainer for nonemployee members of the Board will be $30,000 per year. The lead independent director of the Board will receive an additional retainer of $15,000 per year. The chair of the Corporate Governance and Nominating Committee of the Board will receive an additional retainer of $10,000 per year. No other changes were made to the compensation of nonemployee members of the Board. If a director holds more than one chair or is a chair and the lead independent director, he or she will receive an additional retainer only for the highest paying position held and will not receive an additional retainer for any other chair or for being lead independent director.